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                                                                    EXHIBIT 99.3

AT THE COMPANY:
Paul Schmitt Chief Financial Officer
(630) 562-4720
AT CREDIT SUPPORT INTERNATIONAL:
Jim Mayer, Managing Member
(630) 440-1515


FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 29, 2004

                                M-WAVE ANNOUNCES
                           UPDATE IN ITS RESTRUCTURING

WEST CHICAGO, ILL., January 29, 2004--M-Wave, Inc. (NASDAQ: MWAV), a value-added service provider of high performance circuit boards used in a variety of digital and high frequency applications sourced domestically and internationally, announced the following development in its restructuring.

BANK ONE, NA EXTENDS DEMAND NOTE DUE 1-31-04
M-Wave, Inc. presently owes Bank One, NA ("Bank") $2,482,095, which by agreement was originally due and payable December 31, 2003, but had been extended to January 31, 2004. The collateral securing the obligation includes the Company's property, plant and equipment located in West Chicago, Illinois and the property and former plant located in Bensenville, Illinois. The Company presently pays interest on this obligation at the prevailing Prime Rate of interest plus one-half percent.

The Company and the Bank have entered into a further extension of the loan until February 10, 2004. Jim Mayer, of Credit Support International (CSI), Chief Restructuring Advisor to the Company's Board of Directors, expressed satisfaction concerning this extension as another positive step in the restructuring of the Company.

ABOUT M-WAVE
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Illinois, M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products and Celestica - Nortel and Remec with its patented bonding technology, Flexlink II(TM),and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program
(VAP) whereby customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the Company's Singapore office. The Company trades on the NASDAQ National market under the symbol "MWAV." Visit the Company on its web site at www.mwav.com.

ABOUT CSI
Established in 1991 by a European-American joint venture between Groupe Warrant of Belgium and DiversiCorp, Inc. of Dallas, Texas, CSI provided cross-border collateral control that linked lenders to their assets located both inside the U.S. and Western Europe. In 1998 CSI was split off from the two partner companies and evolved into a specialized consulting firm devoted to transitional and troubled middle market companies. Jim Mayer, its Managing Member, has 18 years of experience including 12 years as CEO of DiversiCorp, Inc. and has managed or directed more than 50 engagements with troubled companies and provided a variety of services directly to clients including: due diligence, workout, collateral control, corporate restructuring, bankruptcy support, cross-border secured finance and interim management. Mayer has served on several boards of directors including the Turnaround Management Association.

THIS NEWS RELEASE CONTAINS PREDICTIONS AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. WHILE THIS OUTLOOK REPRESENTS OUR CURRENT JUDGMENT ON THE FUTURE DIRECTION OF THE BUSINESS, SUCH RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FUTURE PERFORMANCE SUGGESTED ABOVE. SUCH RISKS AND UNCERTAINTIES INCLUDE THOSE FACTORS DETAILED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS FILED BY THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.